Exhibit 10.2

UC Case Number UC20009-334

First Amendment to

"Exclusive License Agreement for Insect Repellant and Attractants"

This first amendment to the "Exclusive License Agreement for Insect Repellant and Attractants" ("First Amendment") is entered into as of this 16th day of DEC., 2010 ("First Amendment Effective Date"), by and between The Regents of the University of California ("The Regents"), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, represented by its Riverside campus having an address at University or California, Riverside, Office of the Vice Chancellor for Research, 200 University Office Building, Riverside, CA 92521, and OlFactor Laboratories, Inc., a Delaware corporation ("Exclusive Licensee"), having a principal place of business at 1650 Spruce Street, Suite 500, Riverside, CA 92507.

Background

Whereas, on January 29, 2010, the Exclusive Licensee and The Regents entered into an agreement entitled "Exclusive License Agreement Between The Regents of the University of California and OlFactor Laboratories, Inc. for Insect Repellant and Attractants", having UC Control Number 2010-04-0467 ("Exclusive License Agreement"), for certain inventions relating to the development of a novel approach to insect repellants and attractants ("Invention"), as defined in the Exclusive License Agreement which were made by Anandasankar Ray, et al. at the University of California, Riverside campus, and arc claimed as "Patent Rights", as defined in the Exclusive License Agreement;

Whereas the Exclusive Licensee has re-assessed their business plan and financing needs and has proposed an alternate plan; and

Whereas, The Regents and the Exclusive Licensee have discussed the business development of the Inventions and agree to modify the Exclusive License Agreement so that modifications in the Royalties and Due Diligence articles would be reflected in the Exclusive License Agreement.

The parties agree as follows:

A. New Paragraph 5..1 of the Exclusive License Agreement is added to Article 5 as follows:

5.J For the year 2012, and for each year thereafter for the duration of Patent Rights, the Licensee will pay to The Regents the greater of: (i) Earned Royalties accrued during the applicable year in accordance with the provisions of Paragraph 5.A or (ii) the minimum annual royalty in the specified amount as set forth below:

2012 - $30,000; and each year thereafter for the life of Patent Rights.

If the Earned Royalty owed for any calendar year is less than the minimum annual royalty due for that same calendar year, then, in addition to the Earned Royalty owed, Licensee will pay to The Regents an amount equal to the difference between them by February 28 of the following year.

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B. Paragraph 6.0 of the Exclusive License Agreement is replaced in its entirety by the following:

6.C. Licensee acknowledges that the primary objective of The Regents with respect to the licenses granted hereby is to promote the development and marketing of Licensed Methods and Licensed Products for the public good. To this end, The Regents shall have the right to terminate this Agreement or convert the rights granted in Paragraph 2.A to non-exclusive licenses should Licensee fail to achieve the following development and commercialization objectives, where inbound capital refers to investment capital fundraising, contractually committed research funding, fees paid by prospective sublicensees for exclusive rights to negotiate a sublicense, service work revenue, and Net Sales ("Inbound Capital").

i.	OlFactor Laboratories, Inc. - company formation and initiation of operations by June 2010; and

ii.	Meet the following funding and action milestones by designated years after the Effective Date:

a.	Funding Milestone No. 1 - Raise $150,000 of Inbound Capital by end of 2010;

b.	Develop and implement two operational processes for assessment of insect flight and avoidance behavior by 07/10/2010;

c.	Identify U.S. regulatory requirements for insect lures and traps and initiate regulatory filings by 12/31/2011;

d.	Funding Milestone No. 2 - Raise an additional $300,000 of Inbound Capital by 12/31/2011;

e.	Funding Milestone No. 3 - Raise an additional $500,000 of Inbound Capita] by 12/31/2012; and

f.	Achieve Net Sales of $1,000,000 by 2013.

All other terms of the Exclusive License Agreement remain unchanged.

In witness whereof, both The Regents and the Exclusive Licensee have executed this First

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Amendment, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

OlFactor Laborataries, Inc.		The Regents of the University of California

By:	/s/ Amro Albanna	By:	/s/ Craig Sheward
	(Signature)		(Signature)

Name:	Amro Albanna	Name:	Craig Sheward
	(Please Print)		(Please Print)

Title:	CEO	Title:	Assistant Vice Chancellor

Date:	12-16-2010	Date:	12/16/2010

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